Exhibit 99.1

FOR IMMEDIATE RELEASE

MAY 8, 2013

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS FIRST-QUARTER 2013 RESULTS

DALLAS, May 8, 2013 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today reported results for the first quarter of 2013.

First-Quarter 2013 Compared with First-Quarter 2012 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $57.7 million and distributable cash flow of $31.8 million for the first quarter of 2013, compared with adjusted EBITDA of $58.5 million and distributable cash flow of $35.6 million for the first quarter of 2012. Adjusted EBITDA and distributable cash flow for the first quarter of 2013 include a $4.4 million cash distribution received from the Partnership’s equity investment in Howard Energy Partners. The Partnership’s net loss for the first quarter of 2013 was $6.0 million versus net income of $3.0 million for the first quarter of 2012.

“We are pleased with our solid first-quarter performance. We continued to execute our business plan successfully and are on track to achieve substantial growth. We look forward to the start-up of the first phase of our Cajun-Sibon natural gas liquids pipeline expansion,” said Barry E. Davis, Crosstex President and Chief Executive Officer.

The Partnership’s first-quarter 2013 gross operating margin of $104.7 million increased $4.9 million compared with a gross operating margin of $99.8 million for the first quarter of 2012. The improvement was primarily due to the Partnership’s July 2012 acquisition of assets in the Ohio River Valley, greater contributions from the Partnership’s Permian Basin assets and increased natural gas liquids (NGL) fractionation and marketing activities. Adjusted EBITDA, distributable cash flow and gross operating margin are explained in greater detail under “Non-GAAP Financial Information,” and reconciliations of these measures to their most directly comparable GAAP measures are included in the tables at the end of this news release.

The Partnership reports results by operating segment principally based on regions served. Reportable segments consist of natural gas gathering, processing and transmission operations in the Barnett Shale in north Texas and in the Permian Basin in west Texas (NTX); gas pipelines and gas processing plants in Louisiana (LIG); gas processing and NGL assets, including NGL fractionation and marketing activities in south Louisiana (PNGL); and rail, truck, pipeline and barge facilities in the Ohio River Valley (ORV).

-more-

Each business segment’s contribution to the first-quarter 2013 gross operating margin compared with the first-quarter 2012, and the factors affecting those contributions, are described below:

•                  The ORV segment contributed $14.2 million of gross operating margin during the first quarter of 2013. Gross operating margins attributable to crude oil and condensate totaled $9.7 million; the remaining $4.5 million of gross operating margin was attributable to brine handling and disposal.

•                  The NTX segment’s gross operating margin decreased $2.4 million. Increased gas processing margins, primarily in the Permian Basin, were offset by a decline in gathering and transmission volumes.

•                  The PNGL segment’s gross operating margin increased $1.2 million. Improved margins from seasonal pricing spreads and increased NGL volumes from truck and rail activity at the Partnership’s fractionators were largely offset by decreased plant processing margins due to the weak natural gas processing environment.

•                  The LIG segment’s gross operating margin decreased $8.1 million, primarily the result of the weak natural gas processing environment, the impact of the Bayou Corne slurry-filled sinkhole and lower blending and treating fees in the first quarter of 2013 as compared to the first quarter of 2012. Volume declines related to the north LIG system in the Haynesville Shale were primarily under firm transportation agreements and resulted in only a slight decrease in gross operating margin.

The Partnership’s first-quarter 2013 operating expenses were $37.3 million, an increase of $9.5 million, or 34 percent, from the first quarter of 2012.  The increase was primarily related to the direct operating cost of the ORV assets acquired in July 2012 and an increase in employee headcount for activity related to expansion projects in the PNGL segment. General and administrative expenses rose $3.3 million, or 22 percent, versus the first quarter of 2012 largely due to increases in stock based compensation, utilities, office expenses and headcount. Depreciation and amortization expense for the first quarter of 2013 rose $1.5 million, or five percent, compared with the first quarter of 2012 primarily due to depreciation and amortization attributable to the ORV assets and property additions in the Permian Basin, which were partially offset by decreased depreciation on the Sabine Pass gas processing plant in south Louisiana. Interest expense for the first quarter of 2013 rose $0.9 million to $20.3 million largely due to interest on the 7.125% senior unsecured notes due 2022 issued in May 2012, which was partially offset by greater capitalized interest in the first quarter of 2013.

The net loss per limited partner common unit for the first quarter of 2013 was $0.15 compared with a net loss of $0.03 per common unit for the first quarter of 2012.

First-Quarter 2013 Compared with First-Quarter 2012 — Crosstex Energy, Inc. Financial Results

The Corporation reported a net loss of $2.9 million for the first quarter of 2013 compared with a net loss of $0.8 million for the first quarter of 2012.

On a stand-alone basis, the Corporation had cash on hand of approximately $3.5 million and $22 million of borrowings outstanding under the Corporation’s bank credit facility as of the end of the first quarter of 2013.

Crosstex to Hold Earnings Conference Call on May 9, 2013

The Partnership and the Corporation will hold their quarterly conference call to discuss first-quarter 2013 results on Thursday, May 9, 2013, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 1-888-713-4218. Callers outside the United States should dial 1-617-213-4870. The passcode is 64542024 for all callers. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PREYHATB4.

Preregistrants will be issued a PIN number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access the live webcast of the call on the Investors page of Crosstex’s website at www.crosstexenergy.com.

After the conference call, a replay can be accessed until August 7, 2013 by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay.  The passcode for all callers listening to the replay is 21930020. Interested parties also can visit the Investors page of Crosstex’s website to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P. as well as the majority interest in a services company focused on the Utica Shale play in the Ohio River Valley.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as gross operating margin, adjusted EBITDA and distributable cash flow. Gross operating margin is defined as revenue minus the cost of purchased gas, NGL and crude oil. Adjusted EBITDA is defined as net income plus interest expense, provision for income taxes, depreciation and amortization expense, impairments, stock-based compensation, (gain) loss on non-cash derivatives, distribution from a limited liability company and non-controlling interest; less gain on sale of property and equity in earnings of a limited liability company. Distributable cash flow is defined as earnings before certain noncash charges and the gain on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines and future estimates and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas, NGL, condensate and crude oil; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding, which would impair its ability to grow; (4) the Partnership and the Corporation do not have diversified assets; (5) the Partnership may not be successful in balancing its purchases and sales; (6) drilling levels may decrease due to deterioration in the credit and commodity markets; (7) the Partnership’s credit risk management efforts may fail to adequately protect against customer non-payment; (8) the amount of natural gas, NGL, condensate and crude oil  transported may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (9) the level of the Partnership’s processing, fractionation, crude oil handling and brine disposal operations may decline for similar reasons; (10) the successful execution of major projects is subject to factors beyond the control of the Partnership; (11) operational, regulatory and other asset-related risks, including weather conditions, exist because a significant portion of the Partnership’s assets are located in southern Louisiana and the Ohio River Valley; (12) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; and (13) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013 (when they are available) and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 (Tables follow)

CROSSTEX ENERGY, L.P.

Selected Financial Data

(All amounts in thousands except per unit amounts)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)

Revenues	$445,689	$371,709
Purchased gas, NGLs and crude oil	341,022	271,956

Gross operating margin	104,667	99,753

Operating costs and expenses:
Operating expenses	37,336	27,806
General and administrative	18,236	14,963
(Gain) loss on sale of property	11	(98)
Loss on derivatives	472	2,169
Depreciation and amortization	33,726	32,178
Total operating costs and expenses	89,781	77,018

Operating income	14,886	22,735

Interest expense, net of interest income	(20,271)	(19,382)
Equity in earnings of limited liability company	(78)	—
Other income	220	12
Total other expense	(20,129)	(19,370)
Income (loss) before non-controlling interest and income taxes	(5,243)	3,365
Income tax provision	(709)	(424)
Net income (loss)	(5,952)	2,941
Less: Net loss attributable to the non-controlling interest	—	(38)
Net income (loss) attributable to Crosstex Energy, L.P.	$(5,952)	$2,979
Preferred interest in net income (loss) attributable to Crosstex Energy, L.P.	$7,079	$4,853
General partner interest in net income (loss)	$(1,244)	$(71)
Limited partners’ interest in net income (loss) attributable to Crosstex Energy, L.P.	$(11,787)	$(1,803)
Net loss attributable to Crosstex Energy, L.P. per limited partner unit:
Basic and diluted common units	$(0.15)	$(0.03)
Weighted average limited partners’ units outstanding:
Basic and diluted common units	76,849	50,857

CROSSTEX ENERGY, L.P.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except ratios and per unit amounts)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)
Net income (loss) attributable to Crosstex Energy, L.P.	$(5,952)	$2,979
Depreciation and amortization	33,726	32,178
Stock-based compensation	5,051	2,498
Interest expense, net	20,271	19,382
(Gain) loss on sale of property	11	(98)
Distribution received from Howard Energy Partners (1)	4,513	—
Non-cash derivatives, taxes and other	66	1,539
Adjusted EBITDA	57,686	58,478

Interest expense	(20,069)	(19,444)
Cash taxes and other	(771)	(551)
Maintenance capital expenditures	(5,030)	(2,850)
Distributable cash flow	$31,816	$35,633
Actual distribution (common and preferred)	$28,256	$23,430
Distribution coverage	1.13x	1.52x

Distributions declared per limited partner unit	$0.33	$0.33

(1)        Includes an add-back for the Partnership’s equity in the Howard Energy Partners loss, in the amount of $78,000, for the three months ended March 31, 2013.

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended
	March 31,
	2013	2012

Pipeline Throughput (MMBtu/d)
LIG	595,000	900,000
NTX - Gathering	747,000	826,000
NTX - Transmission	340,000	355,000
Total Gathering and Transmission Volume	1,682,000	2,081,000

Natural Gas Processed (MMBtu/d)
PNGL	492,000	904,000
LIG	246,000	262,000
NTX	394,000	319,000
Total Gas Volumes Processed	1,132,000	1,485,000

Crude Oil Handling (Bbls/d) (1)	9,700	—
Brine Disposal (Bbls/d)	7,800	—

NGLs Fractionated (Gal/d)	1,294,000	1,179,000

Realized weighted average	1.02	1.12
Natural Gas Liquids price ($/gallon) (2)
Actual weighted average	313%	497%
Natural Gas Liquids-to-Gas price ratio

North Texas Gathering (3)
Wells connected	20	53

(1)        Crude oil handling includes barrels handled by both the ORV and PNGL segments.

(2)        Ethane represents 36 percent of NGL gallons sold at realized prices of $0.26/gal for the three months ended March 31, 2013, and 48 percent of NGL gallons sold at realized prices of $0.56/gal for the three months ended March 31, 2012.

(3)        North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point connections where the Partnership connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Selected Financial Data

(All amounts in thousands except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)

Revenues	$445,689	$371,709
Purchased gas, NGLs and crude oil	341,022	271,956

Gross operating margin	104,667	99,753

Operating costs and expenses:
Operating expenses	37,336	27,806
General and administrative	18,973	15,606
(Gain) loss on sale of property	11	(98)
Loss on derivatives	472	2,169
Depreciation and amortization	33,745	32,196
Total operating costs and expenses	90,537	77,679

Operating income	14,130	22,074

Interest expense, net of interest income	(20,386)	(19,380)
Equity in earnings of limited liability company	(78)	—
Other income	220	12
Total other expense	(20,244)	(19,368)
Loss before non-controlling interest and income taxes	(6,114)	2,706
Income tax benefit	1,010	63
Net income (loss)	(5,104)	2,769
Less: Net income (loss) attributable to the non-controlling Interest	(2,168)	3,594
Net loss attributable to Crosstex Energy, Inc.	$(2,936)	$(825)
Net loss per common share:
Basic and diluted	$(0.06)	$(0.02)
Weighted average shares outstanding:
Basic and diluted	47,568	47,350

CROSSTEX ENERGY, INC.

Calculation of Cash Available for Dividends

(All amounts in thousands except per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Distributions declared by Crosstex Energy, L.P. associated with:
General Partner Interest	$433	$442
Incentive Distribution Rights	1,236	999
L.P. Units Owned	5,417	5,417
Total share of distributions declared	$7,086	$6,858
Other non-partnership uses:
General and administrative expenses	(384)	(204)
Cash reserved *	(670)	(665)
Cash available for dividends	$6,032	$5,989
Dividend declared per share	$0.12	$0.12

*     Cash reserved represents a cash holdback by the Corporation to cover tax payments, equity-matching investments in the Partnership and other miscellaneous cash expenditures. The amount is currently estimated at 10 percent of the Corporation’s share of Partnership distributions declared, net of non-partnership general and administrative expenses.